Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Devon Investor Contacts	Scott Coody	405 552 4735
	Shea Snyder	405 552 4782

Devon Media Contact	Chip Minty	405 228 8647

GeoSouthern Media Contacts	Tom Johnson	212 371 5999
	Glen Orr	713 205 7770

Devon Energy Announces Acquisition of Eagle Ford Assets from GeoSouthern Energy

•	Acquired at 2.5 times expected 2015 EBITDA

•	Immediately accretive to cash flow per debt-adjusted share

•	Delivering a multi-year compound annual oil growth rate of 25 percent per year

•	Includes current production of 53,000 barrels of oil equivalent per day

•	Risked resource of 400 million oil equivalent barrels

OKLAHOMA CITY & THE WOODLANDS, TX – November 20, 2013 – Devon Energy Corporation (NYSE:DVN) announced today it has reached a definitive agreement to acquire GeoSouthern Energy’s assets in the Eagle Ford oil play for $6 billion in cash. The acquired assets include current production of 53,000 barrels of oil equivalent (BOE) per day and 82,000 net acres with at least 1,200 undrilled locations. The risked recoverable resource is estimated at 400 million barrels of oil equivalent, the majority of which is proved reserves.

“With this transaction, we have secured a premier acreage position in the very best part of the world-class Eagle Ford oil play. This acquisition enhances our already strong North American portfolio by adding another low-risk, light oil asset that provides outstanding well economics and self-funded growth,” said John Richels, Devon’s president and chief executive officer. “Furthermore, this transaction is expected to be immediately accretive to virtually every metric, including cash flow per debt-adjusted share.”

The acquired Eagle Ford acreage is located in DeWitt and Lavaca counties in Texas and is largely contiguous, with most of the position held by production. The acreage position is located in the best part of the play, as evidenced by the highest average initial production rates in the entire play and average estimated ultimate recoveries in DeWitt County exceeding 800,000 BOE per well.

“We have considered many acquisition opportunities over the past few years, but none have met our stringent criteria,” said Richels. “Our patience and disciplined approach have culminated in this outstanding opportunity, allowing us to secure these world-class light oil assets at 2.5 times expected 2015 EBITDA. Companies with concentrated asset positions in the best oil plays in the country, such as the Eagle Ford, Bakken, and Permian Basin, are trading at substantially higher multiples.”

The majority of the acquired acreage is located in DeWitt County and is derisked, with at least one producing well in each drilling unit. By entering the play in full development mode, Devon expects to substantially grow production in the near term while also generating significant free cash flow. The acquired assets are expected to grow at a compound annual growth rate of 25 percent over the next several years, reaching a peak production rate of approximately 140,000 BOE per day. The development drilling program is immediately self-funding and expected to generate annual free cash flow of approximately $800 million beginning in 2015 and growing thereafter.

“The addition of these assets leverages our core competencies,” said Dave Hager, Devon’s chief operating officer. “The technical expertise and project management experience developed in our other large scale, unconventional development plays provide us the skillset to efficiently develop these assets and optimize the value through improved recoveries and reduced costs. GeoSouthern was a true pioneer in this world-renowned field, and we are pleased to welcome their team to Devon and look forward to building upon their outstanding results in the play.”

The acquisition will be funded with a combination of cash on hand and borrowings. Devon expects to repay the borrowings with free cash flow and proceeds from the monetization of non-core assets. The transaction is subject to customary purchase price adjustments, terms and conditions, and is expected to close in the first quarter of 2014.

GeoSouthern, one of the first companies to successfully execute in the Eagle Ford oil play, will continue to operate all of its other assets in the Texas Gulf Coast region and other areas. The Blackstone Group (NYSE: BX), GeoSouthern’s corporate partner, will exit its stake in the company through this transaction.

Advisors

The legal advisor to Devon for this transaction is Skadden, Arps, Slate, Meagher & Flom LLP. Morgan Stanley and Goldman, Sachs & Co. served as financial advisors to Devon. The legal advisor to GeoSouthern is Simpson Thacher & Bartlett LLP. Jefferies & Company, Inc. served as financial advisor to GeoSouthern.

Conference Call and Webcast Today

Devon will discuss this transaction today on a conference call and webcast at 9am Central Time (10 a.m. Eastern Time). The webcast may be accessed from Devon’s home page at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political or regulatory changes; and our limited control over third parties who operate our oil and gas properties. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

GeoSouthern is a privately held, independent exploration and production company based in The Woodlands, Texas, established in 1981. The Company focuses its efforts in the Texas Gulf Coast area and owns and operates substantial acreage positions in the Eagle Ford Shale and Austin Chalk trends. In addition, GeoSouthern’s midstream affiliate, Eagle Ford Field Services, owns a crude oil terminal and pipeline servicing the company’s Eagle Ford assets.

Blackstone is one of the largest alternative asset managers in the world, with $248 billion in assets under management. Blackstone’s energy investments are funded jointly by Blackstone Energy Partners and Blackstone Capital Partners VI, which together represent over $5 billion of private equity capital allocated to the sector. Blackstone’s leading energy franchise has an extensive track record of investing in partnership with talented management teams seeking to capitalize on growth opportunities and realize the full potential of their assets. Led by David Foley, the Chief Executive Officer of Blackstone Energy Partners, Blackstone has committed and invested more than $7.5 billion of private equity throughout the energy value-chain on a global basis.